EXHIBIT 99.4

Item 7A.  Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

As of September 3, 2009, $2,064 million of the Company’s $2,803 million of debt was at fixed interest rates.  As a result, the fair value of the Company’s debt instruments fluctuates based on changes in market interest rates.  The estimated fair value of the Company’s debt instruments was $2,868 million as of September 3, 2009 and was $2,167 million as of August 28, 2008.  The Company estimates that as of September 3, 2009, a 1% decrease in market interest rates would change the fair value of the fixed-rate debt instruments by approximately $55 million.  As of September 3, 2009, $739 million of the Company’s debt instruments had variable interest rates and an increase of 1% would increase annual interest expense by approximately $8 million.

Foreign Currency Exchange Rate Risk

The information in this section should be read in conjunction with the information related to changes in the exchange rates of foreign currency in “Item 1A. Risk Factors.”  Changes in foreign currency exchange rates could materially adversely affect the Company’s results of operations or financial condition.

The functional currency for substantially all of the Company’s operations is the U.S. dollar.  The Company held cash and other assets in foreign currencies valued at an aggregate of U.S. $229 million as of September 3, 2009 and U.S. $425 million as of August 28, 2008.  The Company also had foreign currency liabilities valued at an aggregate of U.S. $742 million as of September 3, 2009, and U.S. $580 million as of August 28, 2008.  Significant components of the Company’s assets and liabilities denominated in foreign currencies were as follows (in U.S. dollar equivalents):

	2009			2008
	Singapore Dollars	Yen	Euro	Singapore Dollars	Yen	Euro
	(in millions)

Cash and equivalents	$7	$8	$21	$84	$130	$25
Net deferred tax assets	--	115	1	--	85	2
Accounts payable and accrued expenses	(68)	(141)	(99)	(105)	(127)	(61)
Debt	(289)	(25)	(4)	(49)	(108)	(4)
Other liabilities	(6)	(54)	(38)	(8)	(45)	(43)

The Company estimates that, based on its assets and liabilities denominated in currencies other than the U.S. dollar as of September 3, 2009, a 1% change in the exchange rate versus the U.S. dollar would result in foreign currency gains or losses of approximately U.S. $3 million for the Singapore dollar and U.S. $1 million for euro and the yen.  Historically, the Company has not used derivative instruments to hedge its foreign currency exchange rate risk.